EXHIBIT 10.33

AMENDMENT TO ADVISORY AGREEMENT

AMENDMENT TO ADVISORY AGREEMENT (the “Agreement”), dated as of December 17, 2004, between Earle M. Jorgensen Company, a Delaware corporation (the “Company”) and Kelso & Company, L.P. (“Kelso”).

WHEREAS, the Company and Kelso are parties to a Letter Agreement, dated as of March 19, 1990 (as extended by the Board, the “1990 Advisory Agreement”);

WHEREAS, Kelso has provided consulting and advisory services to the Company pursuant to the 1990 Advisory Agreement, as it has been extended on a year-to-year basis by the Board;

WHEREAS, Kelso has agreed to terminate the Company’s obligation to pay it an annual fee under the 1990 Advisory Agreement;

WHEREAS, the Board of Directors (with Messrs. Nickell and Wahrhaftig abstaining) has determined that it is in the best interest of the Company to pay Kelso a one time fee in consideration of the termination of the Company’s obligation to pay advisory fees and to otherwise amend the 1990 Advisory Agreement as provided herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

1. Amendment of the Advisory Agreement. Effective upon the execution and delivery of this Agreement and the payment of the amount specified in the next sentence, the Company’s obligation to pay to Kelso an annual advisory fee pursuant to the first sentence of the second paragraph of the 1990 Advisory Agreement will terminate. As soon as practicable after the execution and delivery of this Agreement, the Company will pay to Kelso a one-time cash payment of Six Million Two Hundred Fifty Thousand Dollars ($6,250,000). Company directors who are designees of the Kelso Group (as defined below), who do not otherwise qualify as independent directors under the Company’s Corporate Governance Guidelines, will receive no payment of fees from the Company in connection with their service as directors of the Company.

2. Survival of Expense Reimbursement. The Company and Kelso hereby acknowledge and affirm that the obligation of the Company to reimburse Kelso promptly for Kelso’s out-of-pocket costs and expenses pursuant to the last sentence of the second paragraph of the 1990 Advisory Agreement shall survive until Kelso together with its affiliates cease to own any shares of Holding’s common stock, par value $0.01 per share, or the Company’s common stock, par value $0.001 per share (in either case, the “Common Stock”).

3. Indemnification. The 1990 Advisory Agreement is hereby amended to insert the following new paragraph between the existing second and third paragraphs:

“The Company will indemnify Kelso and any of its affiliates or designees (collectively, with Kelso, the “Kelso Group”), and their respective officers, directors, partners, employees, agents and control persons (as such term is used in the Securities Act of 1933, as amended, and the rules and regulations thereunder) to the full extent lawful against any and all third-party or derivative claims, losses and expenses as incurred (including all reasonable fees and disbursements of any such indemnitee’s counsel and other out-of-pocket expenses incurred in connection with the investigation of and preparation for any such pending or threatened claims and any litigation or other proceedings arising therefrom) arising in connection with (a) any services rendered by the Kelso Group hereunder; (b) any such indemnitee being a controlling person of the Company or any of its subsidiaries or (c) such indemnitee’s ownership of shares of Common Stock (it being understood that such indemnification shall not extend to a diminution in value claim with respect to such shares), provided, however, there shall be excluded from such indemnification any such claim, loss or expense to the extent that it is based upon any action or failure to act by such indemnitee that is found in a final judicial determination to constitute a breach of the fiduciary duty of loyalty to the Company or its stockholders, gross negligence or acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law on the part of such indemnitee. The Company will advance costs and expenses, including attorney’s fees, incurred by any such indemnitee in defending any such claim in advance of the final disposition of such claim upon receipt of an undertaking by or on behalf of such indemnitee to repay amounts so advanced if it shall ultimately be determined that such indemnitee is not entitled to be indemnified by the Company pursuant to this Agreement.

4. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto as of the date first above written.

EARLE M. JORGENSEN COMPANY

By:
Name:
Title:

KELSO & COMPANY, L.P.

By:	Kelso & Companies, Inc., Its General Partner

By:
	Name:	James J. Connors, II
	Title:	Vice President and General Counsel

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